Exhibit 1

Explanatory Note: Certain Information in this document, indicated by the notation [ ], has been omitted in accordance with Item 3 of Schedule 13D.

REVOLVING LOAN AGREEMENT

THIS AGREEMENT made this 24lh day of February, 2004,

BY AND BETWEEN:

[ ], a banking institution organized and existing under the laws of [ ], with its principal office located at [ ](hereinafter referred to as "Lender").

A N D

BRADFORD CAPITAL PARTNERS, a Pennsylvania limited partnership, having an address of 133 Freeport Road, Pittsburgh, Pennsylvania 15215-2943 (hereinafter referred to as the "Borrower").

WITNESSETH:

WHEREAS, Borrower has requested that Lender lend certain monies to Borrower, which monies Lender has agreed to advance, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual undertakings herein set forth, the parties hereto, intending to be legally bound hereby, do covenant and agree as follows:

I. RECITALS

1.1 Recitals: The foregoing preambles are made a part hereof.

II. DEFINITIONS

2.1 As used herein, the following terms shall have the following meanings:

Advances - Disbursements of the Loan proceeds by Lender pursuant to this Agreement.

Agreement - This Loan Agreement and any valid future amendments, modifications, or supplements hereto.

Collateral - Certain cash and marketable securities contained in [ ], as more fully described in the Security Pledge Agreement.

Loan - The Loan made pursuant to this Agreement and pursuant to the terms of the Note, with the maximum principal amount outstanding at any time not to exceed Six Million Dollars ($6,000,000.00).

Loan Closing - The date hereof.

Loan Fees - All Loan fees, costs and expenses, including servicing fees, fees for the reservation of funds and loan administration fees.

Loan Security Documents - All documents and items considered by Lender to be related to the Loan, including but not limited to (a) the Note; (b) the Security Pledge Agreement; (c) this Revolving Loan Agreement; and (d) all other miscellaneous Loan documents. All Loan Security Documents shall be in form and substance satisfactory to Lender.

Loan Term - The period of time commencing on the date hereof, and continuing until the Maturity Date.

Maturity Date - February 28, 2014.

Note - The Revolving Note executed by Borrower in favor of Lender of even date herewith evidencing the Loan.

Security Pledge Agreement - The Security Pledge Agreement executed by Borrower in favor of Lender of even date herewith, pursuant to which Borrower pledged to Lender and granted Lender a first lien security interest in the Collateral.

2.2 Use of Defined Terms: All terms defined in this Agreement shall have the defined meanings when used in the Loan Security Documents and in any notes, certificates, reports or other documents made or delivered pursuant to this Agreement, unless the context of this Agreement or the other Loan Security Documents shall require otherwise.

III. TERMS OF THE LOAN

3.1 Loan: Lender agrees to make the Loan to Borrower upon the terms and conditions as set forth in this Agreement.

3.2 Evidence and Repayment of the Loan: The Loan shall be evidenced by the Note executed by Borrower and secured by the Security Pledge Agreement executed by Borrower, and shall be repaid in accordance with the terms thereof, together with interest as therein specified.

3.3 Security for the Loan: Borrower shall execute and deliver or cause to be executed and delivered to Lender all documents required to secure the Loan as required by Lender and as set forth in this Agreement.

3.4 General Conditions of the Loan:

3.4.1 Lender's Approval: Form and Substance: Lender's Approval shall be required for all the items and documents delivered pursuant to this Agreement including, but not limited to, all those items listed on Exhibit "A". All legal or non-legal documents required under this Agreement shall be satisfactory to Lender.

3.4.2 Lender's Right to Make Advances: Lender shall have the right to make Advances for Loan Fees, interest due under the Note and Lender's legal fees, where such items are due and payable but unpaid beyond any applicable grace period, without further authorization by Borrower.

3.4.3 Conditions Precedent: Unless otherwise agreed by Lender, in its sole discretion, all the obligations of Borrower under this Agreement are conditions precedent to any obligation of Lender hereunder. Borrower is required to furnish the items and Loan Security Documents in accordance with Exhibit "A" of this Agreement, all of which items and documents must be supplied prior to or at Loan Closing, except as otherwise specifically indicated in Exhibit "A."

IV. COVENANTS. PROMISES AND UNDERTAKINGS OF THE BORROWER

4.1 Reimbursement to Lender: Borrower promises to reimburse Lender, upon demand by Lender, for any loss, damage or expense incurred by Lender, together with interest on any amount disbursed by Lender at the Default Rate as defined and stated in the Note: (a) by reason of any Event of Default, and (b) by reason of the exercise of Lender of any remedy or right under this Agreement.

4.2 Documents - Terms and Conditions: Borrower promises to provide all documents and items listed on Exhibit "A" and perform and comply with all of the terms and conditions of this Agreement and the other Loan Security Documents. Borrower further agrees to execute such additional documents from time to time as Lender deems necessary to carry out the intent of this Agreement, and the other Loan Security Documents.

4.3 Other Requirements - Assignments by Lender: Borrower shall comply with such other requirements as may be required from time to time by Lender, including without limitation, any requirements imposed as conditions to any assignment of the Note or any part thereof by Lender.

4.4 Financial Records: The Borrower will make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain an adequate system of internal accounting controls, and shall give Lender's authorized representatives access to and permit them to copy or make extracts from the same. Throughout the Loan Term Borrower shall furnish or cause to be furnished to Lender the following documents and data for Borrower:

(a) Balance sheets and profit and loss statements of Borrower within one hundred twenty (120) days following the close of each fiscal year, and such additional information as Lender may reasonably request, all data being internally prepared according to generally accepted accounting principles consistently applied; and

(b) Annual federal income tax returns for Borrower (including all schedules) to be provided as and when filed.

4.5 Continuation of and Change in Business. Borrower will continue to engage in the business and activities as currently conducted by the Borrower and the Borrower will not engage in any other businesses or industries without prior written consent of the Lender.

4.6 Management. Borrower shall maintain the same management of the Borrower as exists as of the date of this Agreement, unless otherwise consented to in writing by Lender.

4.7 Place of Business. Borrower shall maintain its principal place of business in the Commonwealth of Pennsylvania.

4.8 Taxes. Borrower shall file all returns for, and shall pay when due and payable and before interest or penalties are due thereon, all taxes owing by Borrower to the United States, to each state where Borrower does business and any political subdivision thereof, and to all other required governmental entities, which taxes include without limitation, income, franchise, mercantile, payroll and other taxes, levied or assessed to date; or, alternatively, shall have established adequate reserves therefor, as determined by Lender in its discretion. Borrower shall produce to Lender receipts showing payment of any and all such taxes, charges or assessments prior to the last dates upon which such taxes, charges or assessments are payable without interest or penalty charges, and shall deliver to Lender, within ten (10) days of receipt thereof all settlements, notices of deficiency or overassessment and any other notices pertaining to Borrower's tax liability, which may be issued by any governmental entity.

4.9 Maintenance of Assets. Borrower shall maintain all its property in good repair.

4.10 Margin Stock. Borrower shall not use any of the Loan proceeds, or any Advance for the purpose of buying or carrying any "margin stock", as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time.

4.11 Prohibited Transactions. Borrower shall not at any time (a) create, incur, assume or suffer to exist any lien or encumbrance on any of its property or assets, tangible or intangible, except those security interests created by the Loan Security Documents, or those other security interests permitted by the Lender in writing; (b) create, incur, assume or suffer to exist any debt, except debt to Lender, or debt existing on the date of this Agreement, described in the financial statements delivered to Lender, and permitted by the Lender in writing, or accounts payable and other current items arising out of transactions (other than borrowings) in the ordinary course of business; (c) directly or indirectly assume, guarantee, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other person, firm or entity; (d) make or suffer to remain outstanding any loan or advance to purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other person, including any subsidiary; (e) declare, make, pay, or agree, become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise); (f) enter into or suffer to remain in effect any agreement to lease, as lessee, any real or personal property, except leases existing on the date of this Agreement and disclosed to Lender in writing; (g) merge or agree to merge with or into or consolidate with any other person, corporation, firm or other entity or acquire any material portion of the stock or assets or business of any other person, corporation, firm or other entity; (h) sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily any of its properties or assets, tangible or intangible (including stock of subsidiaries), except for sales or leases of inventory in the ordinary course of business; (i) enter into or carry out any transaction (including, without limitation, purchasing property or services or selling property or services) with any affiliate, except transactions with affiliates if in the ordinary course of business upon terms no less favorable to the Borrower than would be obtained in a comparable arm's-length transaction; or (j) directly or indirectly issue, transfer, sell, pledge or otherwise dispose of any interest in the Borrower (All of the foregoing being herein called a "Prohibited Transaction").

4.12 Security Pledge Agreement. As security for the Loan Borrower has executed a Security Pledge Agreement, pursuant to which Borrower pledged to Lender and granted Lender a first lien security interest in the Collateral. If at any time the value of the Collateral is less than Six Million Five Hundred Thousand Dollars ($6,500,000.00), Borrower shall upon demand provide Lender with a perfected first lien security interest in additional liquid collateral satisfactory to Lender. Borrower shall cause such Charles Schwab & Co., Inc. to enter into a control agreement, in form and substance satisfactory to Lender, and shall take all other steps deemed necessary by Lender to perfect the security interest of Lender in such Collateral, all pursuant to Sections 9-106 & 9-313 of the Uniform Commercial Code or other applicable law- governing the perfection of Lender security interest in the Collateral in the possession of Charles Schwab & Co., Inc.

4.13 Operating Account. Throughout the Loan Term Borrower shall maintain its primary operating account with Lender.

V. MUTUAL COVENANTS

5.1 No Liability to Third Parties: Borrower and Lender agree that this Agreement shall not be construed to the benefit of any third parties. No third party beneficiary relationship whatsoever is intended from this Agreement.

VI. ADVANCES

6.1 Loan Advances: Subject to the terms of this Agreement, Lender shall from time to time make Advances to Borrower. The Loan shall be a revolving loan, and sums repaid may be re-advanced subject to the terms of this Agreement. Requests for Advances must be in writing, and must be submitted at least three business days before the date of the requested Advance. Any provision contained herein to the contrary notwithstanding, in no event shall the outstanding principal balance of the Loan exceed Six Million Dollars ($6,000,000.00). Any provision contained herein to the contrary notwithstanding, no Advance shall be made on or after the Maturity Date or if an Event of Default (as herein defined) shall have occurred, or if there shall exist any event or condition which with the passage of time or the giving of notice, or both, would constitute an Event of Default.

6.1.1 Advances for Interest Due: In its sole discretion, Lender may make Advances for interest due under the Note.

6.1.2 Advances To Cure Defaults: Advances may be made at Lender's option (but Lender shall have no obligation to make such Advances) to cure any Event of Default and any such Advance shall be deemed to be made in accordance with this Agreement and not to constitute a modification thereof.

6.2 General Conditions for All Advances:

6.2.1 No Default: No Advance will be made if an Event of Default has occurred that has not been cured.

6.2.2 Maturity Date: No Advance will be made after the Maturity Date.

VII. REPRESENTATIONS AND WARRANTIES

Borrower does specifically represent, warrant, covenant and agree:

7.1 Authority: That this agreement and all other Loan Security Documents constitute valid, legal and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

7.2 No Litigation: That there is no litigation of any kind pending or, to the knowledge of Borrower, threatened against Borrower or that would in any way affect any of the Loan Security Documents, and that Borrower shall promptly inform Lender of the commencement of any such litigation in the event such litigation shall arise.

7.3 No Default from Any Law or Order: That Borrower is not in default with respect to any law, regulation, order, writ, injunction, decree or demand of any court or any governmental authority, and will not so become upon consummation of the transactions contemplated herein and the performance of this Agreement and/or the Loan Security Documents.

7.4 Legality of Transaction: That the consummation of the transactions contemplated herein and the performance of this Agreement and/or the Loan Security Documents will not result in any breach of, or constitute a default under, any trust, agreement, mortgage, lease, bank or other loan, credit agreement, corporate charter, limited partnership certificate, partnership agreement, by-laws, resolution, operating agreement or any other instrument to which Borrower is a party or by which Borrower may be bound or affected.

7.5 Full Performance of Agreements: That all other obligations of Borrower as set forth in this Agreement or any of the other Loan Security Documents have been or will be carried out according to the terms of the respective documents.

7.6 Reportable Events under "ERISA" and Compliance with other Law, etc.: That Borrower has not suffered any "reportable events" under ERISA and the regulations promulgated pursuant thereto and Borrower is not in violation of Regulation U or Regulation X, or any other applicable laws, rules and regulations applying to Borrower.

7.7 Brokerage Commissions: That Borrower has not dealt with any brokers, finders or other intermediaries which would have any claim to a commission on account of or arising out of the Loan. Moreover, Borrower shall assume full responsibility for any claim for brokerage commissions or fees relating to or arising from the Loan and Borrower shall indemnify Lender and hold harmless Lender from any and all costs, including attorneys fees, resulting from a claim or claims for such brokerage commissions or fees.

7.8 Financial Statements: That all financial statements of the Borrower (including the notes) delivered to the Lender are correct and complete and present fairly the financial condition of the Borrower as of the end of the specified fiscal periods and the results of their operations and the changes in financial position for the fiscal periods then ended, all in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal periods.

7.9 Subsidiaries. Borrower has disclosed to Lender the existence of all of its subsidiaries, if any.

7.10 Title to Assets. Borrower has good title to all of its assets and leases.

7.11 Taxes. Borrower has paid all taxes, including without limitation, income, franchise, mercantile, payroll and other taxes, levied or assessed to date, or has established adequate reserves therefor.

7.12 Patents, Trademarks. Etc. Borrower owns or has the right to use without conflict, every patent, trademark, service mark, trade name, copyright, license, franchise or right with respect to the foregoing which is of any material importance to the business of the Borrower.

7.13 Licenses and Permits. Borrower has all requisite power, authority, licenses and permits to own and operate its properties and to carry on its business as now conducted.

7.14 Formation. Borrower is a limited partnership duly organized and existing under the laws of the Commonwealth of Pennsylvania.

7.15 Organizational Identification Number. Borrower has been assigned state entity number 1062127 and federal taxpayer identification number 25-1578860.

7.16 Exact Name. Borrower's exact legal name is as shown in the caption of this Agreement.

All representations and warranties contained herein are continuing in nature and shall remain true and correct throughout the Loan Term.

VIII. EVENTS OF DEFAULT

The occurrence of one or more of the following constitutes, at the option of Lender, an Event of Default hereunder:

8.1 Default under Loan Security Documents: If any Event of Default (as defined in any Loan Security Document) exists under the Note or any other Loan Security Document.

8.2 Failure to Observe Covenants: If any default shall be made in the due observance or performance of any provision of this Agreement to be observed or performed by Borrower, after the expiration of the applicable grace period, if any. Notwithstanding the foregoing, if there exists any default by Borrower hereunder, or any other condition that causes Lender to believe in its judgment that any delay in the exercise of any of Lender's available remedies may result in harm to Lender, Borrower shall not be entitled to any period of grace.

8.3 Untimeliness: Time being of the essence: The failure of Borrower to cause or perform any action to be caused or performed by Borrower under the Loan Security Documents in a timely manner; or Borrower's failure to present to Lender satisfactory evidence of Borrower's otherwise timely action.

8.4 Prohibited Transaction: The occurrence of any Prohibited Transaction.

8.5 Failure to File Tax Returns and Pay Taxes: The failure of Borrower to file all federal, state and local tax returns that are required to be filed or pay or make provisions for the payment of all taxes (including taxes of its employees withheld by it) that have or may become due pursuant to any return or otherwise.

8.6 Financial Difficulty: Any circumstance whereby Borrower:

(a) Is generally not paying its debts as such debts become due;

(b) Files a voluntary petition in bankruptcy or has filed against it any involuntary petition in bankruptcy that remains undismissed for thirty (30) days;

(c) Makes an assignment for the benefit of creditors;

(d) Has any part of its assets in receivership, or has entered against it an order of any court appointing a receiver for any part of its assets, and such order is not vacated or stayed within thirty (30) days of its entry;

(e) Has a part of its assets in sequestration or the custody of any court, which sequestration or custody is not suspended or terminated within ten (10) days from its inception; or

(f) Incurs any material adverse change in its financial condition.

8.7 Execution: The issuance of any execution against Borrower that is not vacated or set aside within thirty (30) days of issuance, whether or not the rights of the execution creditor are senior to the rights of Lender.

8.8 Encumbrance on Collateral If any lien, charge or encumbrance on, or any security interest in the Collateral shall be created, arise or otherwise come into existence, except as permitted hereby or by any other Loan Security Document.

8.9 Cross-Default: If any Event of Default occurs under any other Loan Security Document evidencing or securing this Loan, or any default under any loan documents securing any other existing or future obligations of Borrower to Lender and the loan documentation securing such obligations. In addition, any Event of Default hereunder shall be an Event of Default under all other Loan Security Documents securing this Loan, and all documentation securing any existing or future obligations.

8.10 Breach of Representation or Warranty: The failure of any representation or warranty made by Borrower herein when made or at any time during the term of the Loan except as may otherwise be permitted by the terms of this Agreement or by prior written consent of Lender.

8.11 Judgment. If any judgment is entered against the Borrower.

8.12 Death or Dissolution. If Borrower shall cease to exist or is dissolved.

IX. REMEDIES

If an Event of Default occurs under this Agreement, the Note, the Security Pledge Agreement or any other of the Loan Security Documents, Lender may, at its option, and without further demand, notice or delay, exercise inter alia any one or more of the following remedies:

9.1 Remedies of Loan Security Documents: Pursue any remedy provided in the other Loan Security Documents or this Agreement.

9.2 Advances: Terminate its obligation to make future Advances.

9.3 Legal Proceedings: Institute such legal proceedings or other proceedings in the name of Borrower or Lender, as Lender may deem appropriate, for the purpose of protecting the Collateral and Lender's interest therein.

9.4 Other: Exercise any other remedy available to Lender at law or at equity.

X. MISCELLANEOUS

10.1 Time of the Essence: Time is of the essence with regard to all of the provisions of this Loan Agreement, which provisions relate to any obligation of Borrower.

10.2 Notice: Any notice required or permitted to be given under the Loan Security Documents shall be deemed to have been duly given when (i) delivered in person, (ii) or when deposited in the mail as registered or certified, return receipt requested, postage prepaid, or (iii) when sent for delivery by any overnight delivery service which requires the signature of the party who accepts delivery. All notices shall be directed to the party to receive the same at its address stated below or at such other address as may be substituted by notice given as herein provided:

To Borrower:

BRADFORD CAPITAL PARTNERS
133 Freeport Road
Pittsburgh, Pennsylvania 15215-2943

To Lender:

[   ]

With copy to:

[   ]

10.3 Cumulative Rights and Remedies; Waiver: Any rights or remedies under this Agreement or the other Loan Security Documents may be asserted concurrently, cumulatively or successively from time to time so long as Borrower is indebted to Lender under the Loan. The rights or remedies shall not be exclusive of any rights or remedies otherwise available at law or equity.

No delay or failure of Lender in the exercise of any right or remedy hereunder or under any other Loan Security Document shall affect any such right or remedy or any other right or remedy, nor shall any single or partial exercise thereof preclude any further exercise thereof or any exercise of any other right or remedy, and no action taken or omitted by Lender shall be deemed to be a waiver by Lender of any rights whatsoever hereunder, unless the same is in writing, signed by a Vice President of Lender.

10.3 Incorporation of Loan Security Documents: All other Loan Security Documents are hereby incorporated by reference, with the same force and effect as if fully set forth.

10.4 Survival: All covenants, agreements, representations and warranties made in this and all other Loan Security Documents shall be deemed to be material and relied upon by Lender, and shall survive the execution and delivery of the Loan Security Documents. Any obligations of Borrower under any Loan Security Documents shall continue in accordance with the respective Loan Security Documents until the Loan is paid in full.

10.5 Attachments: The Exhibits attached to this Agreement and the matters contained therein are incorporated herein and deemed a part hereof as if fully recited in this Agreement.

10.6 Captions: The article and paragraph captions are for convenience only and in no way limit or alter the terms and conditions of this Agreement.

10.7 Law Governing: This Agreement and all other Loan Security Documents are made under and governed by the laws of the Commonwealth of Pennsylvania in all respects, without regard to its principles governing conflicts of laws.

10.8 Successors and Assigns: The words "Lender" and "Borrower" include singular or plural, individual or corporate, and their respective heirs, successors and assigns, as the case may be. In the event Borrower consists of two or more individuals or two or more entities, all Borrower's obligations and liabilities hereunder shall be joint and several.

10.9 Amendments: This Agreement may not be changed, waived, modified or amended, in whole or in part, except in writing, signed by all parties.

10.10 Severability: If any term or provision of this Agreement or the application thereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, properties and circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.11 Conflict: To the fullest extent possible, all of the terms, covenants and conditions of this Loan Agreement shall be binding upon the parties hereto. In the event of an irreconcilable conflict between the terms, covenants and provisions of this Agreement and the provisions of the other Loan Security Documents, the terms, covenants and provisions of this Agreement shall prevail.

10.12 Integration Clause: This Agreement constitutes the entire contract between the parties hereto and there are no other understandings, oral or written, relating to the subject matter hereof other than those incorporated by reference herein.

10.13 Power of Attorney. Whenever any provision of this Agreement or any other Loan Security Document appoints Lender or its agents, attorneys or employees as attorney-in-fact or agent for Borrower, the parties hereto acknowledge that such appointment is irrevocably made for the benefit of Lender as additional security for the repayment of the Loan. Borrower specifically authorizes and directs any such attorney-in- fact or agent to exercise the powers granted or delegated to it herein or in any other Loan Security Document solely for the benefit of Lender and not for the benefit of Borrower, and Borrower acknowledges and agrees that (i) such powers shall not be subject to or construed in accordance with the provisions of 20 Pa. C.S.A. § 5601 et seq., and (ii) said attorney-in-fact or agent is not, and shall not be deemed to be, a fiduciary of Borrower.

IN WITNESS WHEREOF, Lender and Borrower, intending to be legally bound hereby, have duly executed this Loan Agreement the day and year first above written.

WITNESS:	LENDER:

/s/ [ ]	By:	[ ]	(SEAL)

BORROWER:

WITNESS:	By:	BRADFORD CAPITAL PARTNERS, a Pennsylvania limited partnership

	By:	/s/ David H. Kropp	(SEAL)
Name: David H. Kropp
[ ]		Title: Manager

PARTNERSHIP ACKNOWLEDGMENT

COMMONWEALTH OF PENNSYLVANIA	)
) SS:
COUNTY OF ALLEGHENY	)

ON THIS, the 24th day of February, 2004, before me. a Notary Public in and for the State and County aforesaid, the undersigned officer, personally appeared David H. Kropp, who acknowledged himself to be the Manager of BCP INVESTMENT LLC, a Pennsylvania limited liability company, which is the general partner of BRADFORD CAPITAL PARTNERS, a Pennsylvania limited partnership, and that as such Manager of the general partner of BRADFORD CAPITAL PARTNERS, a Pennsylvania limited partnership, he executed the foregoing instrument on behalf of BRADFORD CAPITAL PARTNERS, a Pennsylvania limited partnership, for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

__/s/ Karen F. Valenti_____
Notary Public

MY COMMISSION EXPIRES:
[SEAL]